Exhibit 99.1
Calix Reports Third Quarter 2017 Financial Results

PETALUMA, CA – November 7, 2017 – Calix, Inc. (NYSE: CALX) today announced unaudited financial results for the third quarter ended September 30, 2017. Revenue for the third quarter of 2017 was a third quarter record $128.8 million, an increase of 6.3% compared to $121.2 million for the third quarter of 2016.
“Revenue was a third quarter record, increasing by more than 6 percent compared to last year. This marks our seventh consecutive quarter of year-over-year revenue growth, led by solid expansion in services revenue and continued strong momentum in our AXOS and Calix Cloud product offerings,” said Calix Inc. President and CEO Carl Russo. “With last week’s introduction of EXOS - the Experience OS - at our ConneXions annual conference, Calix announced the first carrier class premises operating system designed specifically to help service providers deliver a managed experience for the smart home and business, opening significant potential new revenue streams for our customers,” added Russo.
The GAAP net loss for the third quarter of 2017 was $17.9 million, or ($0.35) per basic and fully diluted share, compared to a GAAP net income of $0.6 million, or $0.01 per basic and fully diluted share, for the third quarter of 2016.
“Demonstrating the increased value our next generation products provide to our customers, we saw another quarter of sequential improvement in product gross margin,” said Cory Sindelar, Calix, Inc. CFO. “However, our overall gross margin was impacted by stronger than expected services revenue as the team completed more projects than anticipated during the quarter. Looking ahead, we expect our services gross margin to improve in the fourth quarter,” added Sindelar.
The Company’s non-GAAP net loss for the third quarter of 2017 was $14.2 million, or ($0.28) per fully diluted share, compared to a non-GAAP net income of $6.1 million, or $0.12 per fully diluted share, for the third quarter of 2016. Reconciliations of our operating results and income (loss) per diluted share from GAAP to non-GAAP are provided in this release.
Outlook
Calix is providing forward-looking estimates for fourth quarter and full year 2017 results as follows:
Fourth quarter 2017

Revenue	$140.0 - $145.0 million, representing growth of 6.2% - 10.0% year-over-year
Non-GAAP Gross Margin	36.5% - 38.5%
Non-GAAP Operating Expense	$59.0 - $61.0 million
Non-GAAP Net Loss Per Share	($0.15) - ($0.10)
Full year 2017

Revenue	$512.0 - $517.0 million, representing growth of 11.7% - 12.8% year-over-year
The Company estimates that GAAP EPS will be approximately $0.09 lower for fourth quarter of 2017 due to the inclusion of stock-based compensation and restructuring charges. A reconciliation of the GAAP to non-GAAP outlook is provided in this release.
Restructuring Plan
In March 2017, the Company adopted a restructuring plan that seeks to realign the Company’s business to increase its focus towards its investments in innovative Software Defined Access and cloud products, while reducing its cost structure in the traditional systems business. The Company has recognized restructuring charges of approximately $2.3 million for the nine months ended September 30, 2017, consisting primarily of severance and other one-time termination benefits. During the fourth quarter of 2017, the Company intends to take further actions under this plan and expects to incur revised total pretax estimated charges of up to $4.0 million for the full year related to this plan. As a result of these charges in fiscal 2017, the Company expects to see additional expense reduction benefits in fiscal 2018.

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Conference Call
In conjunction with this announcement, Calix will host a conference call at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) today to discuss its third quarter 2017 financial results. A live audio webcast and replay of the call will be available in the Investor Relations section of the Calix website at http://investor-relations.calix.com.
Live call access information: Dial-in number: (877) 407-4019 (U.S.) or (201) 689-8337 (outside the U.S.)
The conference call and webcast will include forward-looking information.
About Calix
Calix, Inc. (NYSE: CALX) pioneered Software Defined Access and cloud products focused on access networks and the subscriber. Its portfolio of Intelligent Access systems combines AXOS, the revolutionary software platform for access, with Calix Cloud, innovative cloud products for network data analytics and subscriber experience assurance. Together, they enable communications service providers to transform their businesses and be the winning service providers of tomorrow. For more information, visit the Calix website at www.calix.com.
Forward-Looking Statements
Statements made in this press release and the earnings call referencing the press release that are not statements of historical fact are forward-looking statements. Forward-looking statements are subject to the “safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to, but are not limited to, statements about potential customer or market opportunities, opportunities with existing and prospective customers, estimates and planned cost savings related to its restructuring plan and future financial performance (including the outlook for fourth quarter of fiscal 2017 and full year of 2017). Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to fluctuations in the Company’s financial and operating results, the capital spending decisions of its customers, changes in regulations and/or government sponsored programs, competition, its ability to achieve market acceptance of new products and solutions, its ability to grow its customer base, fluctuations in costs associated with its products and services including higher costs due to project delays and changes, cost overruns and other unanticipated factors, as well as the risks and uncertainties described in its annual reports on Form 10-K and its quarterly reports on Form 10-Q, each as filed with the SEC and available at www.sec.gov, particularly in the sections titled “Risk Factors.” Forward-looking statements speak only as of the date the statements are made and are based on information available to the Company at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. Calix assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not place undue reliance on any forward-looking statements.
Use of Non-GAAP Financial Information
The Company uses certain non-GAAP financial measures in this press release to supplement its consolidated financial statements, which are presented in accordance with GAAP. These non-GAAP measures include non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net income (loss) and non-GAAP basic and diluted income (loss) per share. These non-GAAP measures are provided to enhance the reader’s understanding of the Company’s operating performance as they primarily exclude certain non-cash charges for stock-based compensation, amortization of acquisition-related intangible assets, restructuring charges and acquisition-related costs, which the Company believes are not indicative of its core operating results. Management believes that the non-GAAP measures used in this press release provide investors with important perspectives into the Company’s ongoing business performance and management uses these non-GAAP measures to evaluate financial results and to establish operational goals. The presentation of these non-GAAP measures is not meant to be a substitute for results presented in accordance with GAAP, but rather should be evaluated in conjunction with those GAAP results. A reconciliation of the non-GAAP results to the most directly comparable GAAP results is provided in this press release. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

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Calix, Inc.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 24,	September 30,	September 24,
	2017	2016	2017	2016
Revenue:
Products	$106,442	$114,029	$305,395	$305,853
Services	22,385	7,158	67,073	21,134
Total revenue	128,827	121,187	372,468	326,987
Cost of revenue:
Products (1)	55,494	60,662	171,166	159,856
Services (1)	28,700	6,981	78,969	18,099
Total cost of revenue	84,194	67,643	250,135	177,955
Gross profit	44,633	53,544	122,333	149,032
Operating expenses:
Research and development (1)	32,633	28,119	99,391	75,925
Sales and marketing (1)	18,448	20,575	59,306	58,850
General and administrative (1)	10,203	8,615	30,161	32,940
Amortization of intangible assets	—	—	—	1,701
Restructuring charges	612	—	2,268	—
Litigation settlement gain	—	(4,500)	—	(4,500)
Total operating expenses	61,896	52,809	191,126	164,916
Income (loss) from operations	(17,263)	735	(68,793)	(15,884)
Interest and other income (expense), net:
Interest income (expense), net	(60)	80	88	274
Other income (expense), net	(305)	30	(386)	145
Total interest and other income (expense), net	(365)	110	(298)	419
Income (loss) before provision for income taxes	(17,628)	845	(69,091)	(15,465)
Provision for income taxes	225	209	1,075	454
Net income (loss)	$(17,853)	$636	$(70,166)	$(15,919)
Net income (loss) per common share:
Basic	$(0.35)	$0.01	$(1.40)	$(0.33)
Diluted	$(0.35)	$0.01	$(1.40)	$(0.33)
Weighted average number of shares used to compute
net income (loss) per common share:
Basic	50,336	48,773	49,960	48,578
Diluted	50,336	49,309	49,960	48,578

(1) Includes stock-based compensation as follows:
Cost of revenue:
Products	$137	$120	$349	$338
Services	69	54	200	146
Research and development	1,215	1,573	3,663	3,719
Sales and marketing	816	1,661	2,581	3,323
General and administrative	759	1,269	2,521	2,840
	$2,996	$4,677	$9,314	$10,366

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Calix, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	September 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$64,184	$50,359
Marketable securities	6,598	27,748
Accounts receivable, net	44,227	51,336
Inventory	36,321	44,545
Deferred cost of revenue	22,859	34,763
Prepaid expenses and other current assets	11,504	10,571
Total current assets	185,693	219,322
Property and equipment, net	16,997	17,984
Goodwill	116,175	116,175
Other assets	777	1,994
	$319,642	$355,475
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,576	$23,827
Accrued liabilities	59,401	69,715
Deferred revenue	28,228	27,854
Line of credit	30,000	—
Total current liabilities	147,205	121,396
Long-term portion of deferred revenue	21,173	20,237
Other long-term liabilities	881	878
Total liabilities	169,259	142,511
Stockholders’ equity:
Common stock	1,393	1,368
Additional paid-in capital	843,811	836,563
Accumulated other comprehensive loss	(344)	(656)
Accumulated deficit	(654,491)	(584,325)
Treasury stock	(39,986)	(39,986)
Total stockholders’ equity	150,383	212,964
	$319,642	$355,475

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Calix, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Nine Months Ended
	September 30,	September 24,
	2017	2016
Operating activities:
Net loss	$(70,166)	$(15,919)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation	9,314	10,366
Depreciation and amortization	7,632	6,282
Amortization of intangible assets	813	4,991
Loss on retirement of property and equipment	148	—
Amortization of premium (discount) relating to available-for-sale securities	(7)	337
Changes in operating assets and liabilities:
Accounts receivable, net	7,109	(10,104)
Inventory	8,224	7,477
Deferred cost of revenue	11,904	(9,800)
Prepaid expenses and other assets	(320)	(6,058)
Accounts payable	5,543	(356)
Accrued liabilities	(10,132)	13,974
Deferred revenue	1,310	4,383
Other long-term liabilities	3	(313)
Net cash provided by (used in) operating activities	(28,625)	5,260
Investing activities:
Purchases of property and equipment	(6,786)	(5,364)
Purchases of marketable securities	(8,732)	—
Sales of marketable securities	5,051	—
Maturities of marketable securities	24,841	20,170
Net cash provided by investing activities	14,374	14,806
Financing activities:
Proceeds from exercise of stock options	29	14
Proceeds from employee stock purchase plan	673	2,905
Payments for repurchases of common stock	—	(12,809)
Taxes paid for awards vested under equity incentive plan	(2,743)	(1,787)
Proceeds from line of credit	68,534	—
Repayment of line of credit	(38,534)	—
Payments to originate the line of credit	(186)	—
Net cash provided by (used in) financing activities	27,773	(11,677)
Effect of exchange rate changes on cash and cash equivalents	303	(251)
Net increase in cash and cash equivalents	13,825	8,138
Cash and cash equivalents at beginning of period	50,359	23,626
Cash and cash equivalents at end of period	$64,184	$31,764

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Calix, Inc.
Reconciliation of GAAP to Non-GAAP Results
(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 24,	September 30,	September 24,
	2017	2016	2017	2016
GAAP net income (loss)	$(17,853)	$636	$(70,166)	$(15,919)
Adjustments to reconcile GAAP net income (loss) to
non-GAAP net income (loss):
Stock-based compensation	2,996	4,677	9,314	10,366
Amortization of intangible assets	—	813	813	4,991
Restructuring charges	612	—	2,268	—
Acquisition-related costs	—	—	—	351
Non-GAAP net income (loss)	$(14,245)	$6,126	$(57,771)	$(211)

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Net Income (Loss) per Diluted Common Share
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 24,	September 30,	September 24,
	2017	2016	2017	2016
GAAP net income (loss) per diluted common share	$(0.35)	$0.01	$(1.40)	$(0.33)
Per diluted common share adjustments for:
Stock-based compensation	0.06	0.09	0.18	0.22
Amortization of intangible assets	—	0.02	0.02	0.10
Restructuring charges	0.01	—	0.04	—
Acquisition-related costs	—	—	—	0.01
Non-GAAP net income (loss) per diluted common share	$(0.28)	$0.12	$(1.16)	$—
Weighted average number of shares used to compute
non-GAAP net income (loss) per diluted common share (1)	50,336	49,309	49,960	48,578
(1) Includes the dilutive effect of outstanding stock options, restricted stock units and ESPP.

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Calix, Inc.
Reconciliation of GAAP to Non-GAAP Outlook
(Unaudited, in thousands, except per share data)
Three Months Ending December 31, 2017

Outlook	GAAP	Stock-Based Compensation	Restructuring Charges	Non-GAAP
Gross margin	36.4% - 38.4%	0.14%	0.00%	36.5% - 38.5%
Operating expenses	$ 63,400 - $ 65,400	$ (2,900)	$ (1,500)	$ 59,000 - $ 61,000
Net loss per diluted share	$ (0.24) - $ (0.19)	$ 0.06	$ 0.03	$ (0.15) - $ (0.10)
Investor Inquiries:

Thomas J. Dinges, CFA
408-474-0080
Tom.Dinges@calix.com